EXHIBIT 10.10

AMENDMENT NO. 2 TO
SCP POOL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of SCP Pool Corporation has amended Sections 2.8 and 2.20 of the SCP Pool Employee Stock Purchase Plan (“Plan”) pursuant to Section 9.2 of the Plan. Sections 2.8 and 2.20 of the Plan have been replaced to read as follows:

2.8 Employer. SCP Pool Corporation and any domestic corporation which is a Subsidiary of the Company (except for a Subsidiary which by resolutions of the Board of Directors is expressly not authorized to become a participating Employer). The term “Employer” shall include any domestic corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided such corporation does not affirmatively disavow this Plan. A foreign subsidiary is not authorized to become a participating Employer.

2.20 Subsidiary. Any domestic corporation in an unbroken chain of corporations beginning with the Company each of which (other than the last corporation in the chain) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

AMENDMENT NO. 3 TO
SCP POOL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of SCP Pool Corporation has amended Sections 2.7, 4.1, 4.4 and 5.5 of the SCP Pool Employee Stock Purchase Plan (“Plan”) pursuant to Section 9.2 of the Plan. Sections 2.7, 4.1, 4.4 and 5.5 of the Plan have been replaced to read as follows:

2.7 Employee. Each Employee (within the meaning of Code (S)423(b)(1)) of the Employer except: (a) any employee whose customary employment is less than one thousan (1,000) hours per year, or (b) any employee who has been employed by an Employer for less than six (6) consecutive months.

4.1 Conditions of Eligibility. Each Employee shall become eligible to become a Participant on the Commencement Date for each Plan Period if such Employee (i) has been employed by the Employer for a continuous period of at least six (6) months prior to the Commencement Date, or otherwise meets this requirement as described below, and (ii) regularly works at least 1,000 hours during the calendar year. A former employee that is rehired by the Company or a Subsidiary shall be eligible to become a Participant in the Plan on the Commencement Date of the next Plan Period coinciding with or following reemployment, if the employee had satisfied the Plan’s conditions of eligibility, pursuant to Sections 4.1 (i) and 4.1 (ii), prior to termination of employment, and the Employee is otherwise eligible to participate upon his return to employment. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be able to purchase Stock under the Plan.

4.4 Acquisition or Creation of Subsidiary. If the stock of a corporation is acquired by the Company or another Employer so that the acquired corporation becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall automatically become an Employer and its Employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. In the case of an acquisition, credit shall be given to Employees of the acquired Subsidiary for service with such corporation prior to the acquisition for purposes of satisfying the requirement of Section 4.1 of six (6) months continuous employment. Notwithstanding the foregoing, the Board of Directors may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer, (ii) specify that the acquired or newly created Subsidiary will become a participating Employer on a date other than the first Commencement Date after the acquisition or creation, or (iii) attach any conditions whatsoever (including denial of credit for prior service) to eligibility of the employees of the acquired or newly created Subsidiary.

5.5 Lump Sum Contribution. Subject to the limitation described in Section 5.6, a Participant, who has not during a Plan Period discontinued his or her contributions pursuant to Section 5.2 or elected to withdraw his or her contributions pursuant to Section 5.3, may make a lump sum contribution at any time during such Plan Period. The lump sum contribution shall be paid by check by the Participant and shall be credited to the Participant’s Contribution Account.

AMENDMENT NO. 4 TO
SCP POOL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of SCP Pool Corporation has amended Sections 2.15 and 4.1 of the SCP Pool Employee Stock Purchase Plan (“Plan”) pursuant to Section 9.2 of the Plan. Sections 2.15 and 4.1 of the Plan have been replaced to read as follows:

2.15 Purchase Date. The last day of each Plan Period of the Plan.

4.1 Conditions of Eligibility. Each Employee shall become eligible to become a Participant on the Commencement Date for each Plan Period if such Employee (i) has been employed by the Employer for a continuous period of employment of at least six (6) months prior to the Commencement Date, or otherwise meets this requirement as described below, and (ii) regularly works at least 1,000 hours during the calendar year. A continuous period of employment means the absence of any interruption or termination of service as an Employee. A continuous period of employment will be treated as continuing intact while the Employee is on military, sick leave or other bona fide leave of absence as approved by the Employer, provided such leave does not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or in the case of transfers between locations of the Company or between the Company and any of its Subsidiaries. Where the period of leave exceeds 90 days and where the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship, for purposes of this plan, will be deemed to have terminated on the 91st day of such leave. A former employee that is rehired by the Company or a Subsidiary shall be eligible to become a Participant in the Plan on the Commencement Date of the next Plan Period coinciding with or following reemployment, if the employee had satisfied the Plan’s conditions of eligibility, pursuant to Sections 4.1(i) and 4.1 (ii), prior to termination of employment, and the Employee is otherwise eligible to participate upon his return to employment. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be able to purchase Stock under the Plan.